Exhibit 10.87

SPENCER TRASK VENTURES, INC.

535 Madison Avenue, 18th Floor

New York, New York 10022

January 15, 2004

Prospect Medical Holdings, Inc.

6083 Bristol Parkway, Suite 100

Culver City, California 90230,

Attn.:	Jacob Y. Terner, M.D.
Chief Executive Officer

Re:          Finder’s Fee Agreement

Dear Mr. Evans:

This will confirm our agreement, referred to in Section 3(g) of the Placement Agency Agreement (the “Agency Agreement”), dated November 1, 2003, between Spencer Trask Ventures Inc. (“Spencer Trask”) and Prospect Medical Holdings, Inc. (the “Company”) to act as a non-exclusive finder for the Company.

In the event that the Company shall, at any time after the Final Closing (as defined in the Agency Agreement) and prior to the two (2) year anniversary of the Final Closing, consummate a significant transaction, including, without limitation, any sale or exchange of stock or assets, merger, consolidation, acquisition, financing, joint venture, a material investment in the securities of or loan to the Company, a purchase of a material portion of the stock of the Company (collectively, a “Material Transaction”) with any third party introduced by Spencer Trask to the Company, directly or indirectly, during the twelve (12) months immediately following the Final Closing, as a (i) potential candidate for such Material Transaction or (ii) strategic partner, investor or customer during such period, the Company shall pay to Spencer Trask a fee (the “Finder’s Fee”) equal to (i) five percent (5%) of the first $1,000,000 or a portion thereof; plus (ii) four percent (4%) of any transaction value in excess of $1,000,000 but less than $2,000,000; plus (iii) three percent (3%) of any transaction value in excess of $2,000,000 but less than $3,000,000; plus (iv) two percent (2%) of any transaction value in excess of $3,000,000 but less than $4,000,000; plus (v) one percent (1%) of any transaction value in excess of $4,000,000.

The Company shall have the right, in its sole discretion, to reject any third party’s offer or to abandon any Material Transaction undertaken by the Company prior to the actual closing of such Material Transaction.  Any determination as to whether to consummate a Material Transaction shall be made by the Company’s Board of Directors, and no Finder’s Fee shall be due and owing unless a Material Transaction is closed.

The Finder’s Fee due Spencer Trask shall be paid by the Company on the date of closing of such Transaction, regardless of whether the consummated Transaction involves payment on an installment basis.

For purposes of calculating any Finder’s Fee to which Spencer Trask has demonstrated its entitlement, the transaction value of each Material Transaction undertaken by the Company shall not be aggregated with the transaction value of any other Material Transaction previously undertaken by the Company except where the parties to each such transaction were affiliated with one another prior to the completion of such transactions.  Any such Finder’s Fee due shall be paid at the closing of the Material Transaction for which the Finder’s Fee is payable.

In the event that, for any reason, the Company shall fail to pay to Spencer Trask all or any portion of the Finder’s Fee payable hereunder when due, interest shall accrue and be payable on the unpaid cash balance due hereunder from the date when first due through and including the date when actually collected by Spencer Trask, at a rate equal to five percent (5%), computed on a daily basis.

The Company represents and warrants to Spencer Trask that Spencer Trask’s engagement hereunder has been duly authorized and approved by the Board of Directors of the Company.

This letter agreement (i) shall be governed by, and construed in accordance with, the laws of the State of New York, (ii) may not be assigned by either party without prior written consent of the other party, (iii) may not by modified or amended except in writing, (iv) constitutes the entire agreement of the parties with respect to the subject matter hereof superseding all prior agreements and understandings, written or oral and (v) may be executed in counterparts each of which shall be deemed to be an original and all of which shall constitute one agreement.

[REST OF PAGE INTENTIONALLY BLANK]

If the foregoing accurately reflects our understanding, please so indicate by signing in the space provided below.

Sincerely,

SPENCER TRASK VENTURES, INC.

By:
Name: William P. Dioguardi
Title: President

Agreed and Accepted:

This 15th day of January, 2004

PROSPECT MEDICAL HOLDINGS, INC.

By:
Name: Jacob Y. Terner, M.D.
Title: Chief Executive Officer